Pulse Biosciences Announces Transition of Board of Directors,  Extends Appreciation to Retiring Members and Welcomes New Board Members

Bob Duggan Assumes Chairmanship, Ken Clark, Wilson Sonsini Goodrich & Rosati,

Dr. Thomas Fogarty, Fogarty Institute of Innovation, and Manmeet S. Soni Are Appointed as Independent Directors

HAYWARD, Calif. – November 3, 2017 - Pulse Biosciences, Inc. (NASDAQ: PLSE), a medical technology company developing proprietary therapeutic tissue treatments based on its Nano (one billionth of a second) Pulse Stimulation (NPS) platform, today announced changes to the composition of its Board of Directors. Bob Duggan has been appointed Chairman of the Board; Ken Clark,  Dr. Thomas Fogarty and Manmeet S. Soni have been appointed as independent directors, effective November 2, 2017.  Concurrently, four existing members of the board retired,  including former Chairman Robert Levande, and independent directors Mitchell Levinson, Robert Greenberg, M.D., Ph.D., and Thierry Thaure. Existing members Darrin Uecker and Maky Zanganeh will remain on the board.

"The new board members and current board member Maky Zanganeh are very familiar with one another and have achieved notable success together and independently. Enthusiasm and confidence in Pulse Biosciences’ future is the common denominator bringing them together once again. We look forward to benefitting from their vision, operational experience and dedication to patient-friendly healthcare procedures and outcomes, " stated Darrin Uecker,  Pulse Biosciences’ President and CEO.  “I'd like to offer my sincere thanks to Bob,  Bob, Mitch,  and Thierry for their invaluable contribution to Pulse," added Uecker. "We are grateful for their service as each of these pre-IPO board members were instrumental in the formation and growth of the company from an asset spun out of academia to today’s public biotech company well-positioned to generate significant value for patients and our shareholders."

"I am honored to step into the role of Chairman of the Board and work with the Pulse Biosciences team,” said Bob Duggan, incoming Chairman of Pulse Biosciences’ Board.

About Appointed Board Members

Ken Clark is a Partner at Wilson Sonsini Goodrich & Rosati. Ken serves as general counsel to companies and their boards of directors, primarily in the biotechnology industry. Ken has extensive expertise in partnering and strategic transactions, having negotiated more than 100 major strategic alliance and M&A transactions. He also regularly represents companies in financings, spin-outs, and related matters. Ken served on the firm's board of directors from 2011 to 2014 and from 2002 to 2006, and previously was a member of the firm's Policy Committee. He was recognized by Chambers and Partners in its 2005-2017 editions of Chambers USA: America's Leading Lawyers for Business as one of the country's top biotechnology lawyers, being identified as "Band One" in the biotechnology field. Ken served as a director of Pharmacyclics, Inc., from 2012 until their sale to AbbVie in 2015.

Bob Duggan is an entrepreneur with multiple successful companies to his credit,  spanning communication technology, outdoor media, surgical robotics and pharmaceuticals. Of particular note is his recent resounding success with Pharmacyclics,  a Silicon Valley biotechnology company, that he assumed control of in September 2008 with a market capitalization of $25 million that was merged into AbbVie for $21 billion in May of 2015 and of which Bob was CEO and COB throughout his seven-year tenure.

Dr. Thomas Fogarty is an internationally-recognized cardiovascular surgeon, inventor, entrepreneur and vintner. He has dedicated his entire career to improving patient care and has acquired 165 medical patents for his revolutionary work, including the "industry standard" Fogarty balloon catheter and the widely used AneuRx Stent Graft that replaces open surgery aortic aneurysm. His inventions heavily influence the way surgery is performed today. Dr. Fogarty has been recognized by countless organizations for his contributions to medical science. He was awarded the National Medal of Technology and Innovation, the nation’s highest honor for technological achievement bestowed by the President of the United States on America’s leading innovators “for innovations in minimally invasive medical devices.”

Manmeet S. Soni is an experienced finance executive and chief financial officer of Alnylam Pharmaceuticals, Inc., where he provides strategic leadership over all financial management company-wide, including the global finance, investor relations and communications team. Prior to joining Alnylam Pharmaceuticals, Inc., Manmeet served as Chief Financial Officer and Treasurer of ARIAD Pharmaceuticals, Inc., where he played a central role in the strategic review, turnaround, and subsequent acquisition of ARIAD Pharmaceuticals, Inc. by Takeda Pharmaceuticals Company Limited. Before joining ARIAD Pharmaceuticals, Inc., Manmeet worked at Pharmacyclics, Inc., where he served most recently as Chief Financial Officer and Treasurer. He also played a vital role in the acquisition of Pharmacyclics, Inc. by AbbVie, Inc. for $21 billion. Previously, Manmeet worked at ZELTIQ Aesthetics, Inc. (acquired by Allergan, Inc.), and PricewaterhouseCoopers San Jose, in the Life Science and Venture Capital Group. Prior to that, he worked at PricewaterhouseCoopers, India. Manmeet also previously served as a board member and audit committee chair at Genoscience Pharma. Manmeet graduated from Hansraj College at Delhi University in India. He is a Certified Public Accountant, licensed in the state of California, and a Chartered Accountant from India.

About Pulse Biosciences

Pulse Biosciences is a medical technology company developing a therapeutic tissue treatment platform based on Nano-Pulse Stimulation (NPS), a proprietary high-speed cell signaling technology. NPS is a non-thermal, precise, focal drug-free tissue treatment technology that directly affects the cell membrane and intracellular structures to stimulate unique behaviors in cells. NPS can initiate a cell death process that allows for the treatment of tissue cells with minimal inflammatory response which improves healing outcomes and supports the replacement of treated tissue cells with healthy tissue cells. In cancerous lesions, NPS has been shown in preclinical models to induce immunogenic cell death (ICD) exposing the unique antigens of the treated cells to the immune system, resulting in the generation of cytotoxic T-cells and the mounting of an adaptive immune response targeted against those cells. Pulse Biosciences is investigating a variety of applications for its technology that exploits the technology’s unique biologic effect, including immuno-oncology, dermatology, and veterinary medicine. More information is available at www.pulsebiosciences.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Source: Pulse Biosciences, Inc.

Investors:
Pulse Biosciences, Inc.
Brian Dow
Sr. Vice President and Chief Financial Officer
IR@pulsebiosciences.com
or
The Trout Group
Mike Zanoni, 646-378-2924
mzanoni@troutgroup.com
or
Media:
Sam Brown, Inc.
Christy Curran, 615-414-8668
christycurran@sambrown.com